UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On June 8, 2018, ADMA Biologics, Inc., a Delaware corporation (the “Company”), announced that it has priced its previously announced underwritten public offering pursuant to which the Company issued and sold an aggregate of 8,368,200 shares of its common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $4.78 per share, for aggregate gross proceeds of approximately $40.0 million, before deducting underwriting discounts and commissions, estimated fees and expenses payable by the Company in connection with the offering (the “Offering”). Pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among the Company and the underwriters (the “Underwriters”), for which Raymond James & Associates, Inc. acted as a Representative, the Company granted to the Underwriters a 30-day option to purchase up to an additional 1,255,230 shares of Common Stock. The closing is expected to take place on or about June 12, 2018, subject to the satisfaction of customary closing conditions. The shares of Common Stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, as amended (File No. 333-225048), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 31, 2018. The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

A copy of the form of Underwriting Agreement, dated June 8, 2018, is filed herewith as Exhibit 1.1 and incorporated herein by reference. Copies of the related press releases of the Company dated June 7, 2018 and June 8, 2018 are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such exhibits.

Item 8.01	Other Events.

The Company is filing this Current Report on Form 8-K under Item 8.01 to supplement its prior disclosure in its filings with the SEC related to the market opportunity for Bivigam® and the Company’s lead pipeline product candidate, RI-002.

Specifically, with respect to Bivigam®, the Company has added the following paragraph under “Prospectus Supplement Summary – Our Marketed Products – Bivigam” of the preliminary prospectus supplement filed with the SEC on June 7, 2018:

“The market for IG in the United States has increased from approximately $2.8 billion in 2010 to approximately $5.4 billion in 2016, with projected 5-7% year over year growth anticipated through 2027. We believe the increase in IG utilization is due to, among other things, new research and data, new markets in emerging countries and an aging population. We believe seven companies are currently marketing IG, including CSL Behring LLC, Grifols, S.A. and Shire Plc.”

Additionally, with respect to RI-002, the Company has added the following section under “Prospectus Supplement Summary – Our Lead Pipeline Product Candidate – RI-002” of the preliminary prospectus supplement filed with the SEC on June 7, 2018:

“PIDD Market Opportunity

We believe RI-002, if approved, could target the most at-risk and severely immune compromised population of PIDD patients, including, but not limited to the following patient classes: (i) Common Variable Immune Deficiency, with an estimated U.S. population of 7,000 to 14,000 patients and a target population of 2,000 to 5,000 patients; (ii) Severe Combined Immune Deficiency Syndrome, with estimated new diagnoses of approximately 100 cases reported each year in the United States and a target population of 500 to 1,000 patients receiving IVIG therapy post-transplant; (iii) Wiskott-Aldrich Syndrome, with an estimated U.S. population of four in every 1,000,000 males and a target population of 600 patients receiving IVIG therapy; (iv) DiGeorge Syndrome, with an estimated 700 to 800 U.S. patients and a target population of 1,000 patients receiving IVIG therapy; (v) Ataxia Telangiectasia, with an estimated U.S. population of one in every 40,000 persons to one in every 100,000 persons and a target population of 3,000 to 8,000 patients; (vi) X-Linked Hyper IgM Deficiency, with an estimated U.S. population of two in every 1,000,000 males and a target population of 350 patients receiving IVIG therapy; and (vii) X-Linked Agammagobulinanemia, with an estimated U.S. population of 35,000 patients and a target population of 3,500 patients being more susceptible to viral infections.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement by and among the Company and the Underwriters dated as of June 8, 2018.

99.1	Press Release of the Company dated June 7, 2018.

99.2	Press Release of the Company dated June 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 8, 2018	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Vice President and Chief Financial Officer